EXHIBIT 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made as of December 22, 2008, by and between Avatar Holdings Inc., a Delaware corporation (the “Company”) and Gerald D. Kelfer (“Employee”) and amends and restates in its entirety, the amended and restated employment agreement dated as of April 15, 2005 between the Company and Employee and as further amended as of December 26, 2006 (the “Original Agreement”).

W I T N E S S E T H

WHEREAS, Employee is currently employed by the Company;

WHEREAS, the Company desires to amend the Original Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as permitted under the guidance promulgated thereunder (collectively “Section 409A”); and

WHEREAS, such Agreement shall supersede the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Employment. The Company agrees to employ Employee and Employee agrees to be employed by the Company commencing as of the date hereof and ending on June 30, 2011 (unless sooner terminated as hereinafter provided), on the terms and subject to the conditions set forth in this Agreement.

2. Duties. (a) Employee shall continue to be nominated as a director of the Company and, subject to Employee’s election thereto by the Board of Directors or the stockholders of the Company, Employee shall be employed as the President and Chief Executive Officer of the Company. In such capacities, Employee shall serve as the senior executive officer of the Company and shall have the duties and responsibilities prescribed for such positions by the By-Laws of the Company, and shall have such other duties and responsibilities as may from time to time be prescribed by the Board of Directors of the Company or the Executive Committee of the Board of Directors, provided that such duties and responsibilities are consistent with Employee’s position as the senior executive officer. In the event that during the term of Employee’s employment hereunder Employee’s duties and responsibilities are expanded or Employee’s title is changed (without reduction in status), then in either or both events the rights and obligations under this Agreement shall not be affected. In the performance of Employee’s duties, Employee shall be subject to the supervision and direction of the Board of Directors of the Company and the Executive Committee of the Board of Directors.

(b) Subject to the term of Employee’s employment hereunder, Employee shall devote Employee’s full working time and effort to the proper performance of Employee’s duties and responsibilities as President and Chief Executive Officer. Employee hereby represents and warrants to the Company that Employee has no obligations under any existing employment or service agreement other than the Original Agreement and that Employee’s performance of the services required of Employee hereunder will not conflict with any other existing obligations or commitments. Nothing in this Agreement shall preclude Employee from engaging, consistent with Employee’s duties and responsibilities hereunder, in charitable and community affairs.

(c) Employee shall perform the services contemplated hereunder at the principal executive office of the Company and at such other locations as may be reasonably necessary to the performance of such services.

3. Compensation.

(a) Base Salary. During the term of Employee’s employment hereunder, the Company shall pay Employee, and Employee shall accept from the Company for Employee’s services, a salary at the rate of $500,000 per year (“Base Salary”). Such Base Salary shall be payable in accordance with the Company’s policy with respect to the compensation of executives.

(b) Annual Bonus. During the term of Employee’s employment hereunder, the Company shall pay Employee, and Employee shall accept from the Company for Employee’s services, in addition to Employee’s Base Salary, a calendar year annual cash bonus of $500,000 (“Annual Bonus”). Such Annual Bonus shall be payable on the last business day of the calendar year to which the Annual Bonus relates.

(c) Expenses. During Employee’s employment, Employee will be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in performing Employee’s services hereunder, provided that Employee properly accounts therefor in accordance with Company policy. Notwithstanding anything in this Agreement to the contrary, expense reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the expense is incurred.

4. Vacations. During Employee’s employment, Employee shall be entitled to take such amount of vacation per year as is permitted pursuant to and in accordance with the Company’s policies for its senior executives (as such policies may be amended from time to time or terminated in Avatar’s sole discretion), without loss or diminution of compensation. Employee shall also be entitled to all paid holidays given by the Company to its senior executives.

5. Participation in Benefit Plans. Employee shall be entitled to participate in and to receive benefits under all the Company’s employee benefit plans and arrangements in effect on the date hereof, and Employee shall also be entitled to participate in or receive benefits under any pension or retirement plan, savings plan, or health-and-accident plan made available by the Company in the future to its senior executives and other key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements and provided that Employee meets the eligibility requirements thereof.

6. Other Offices. Employee further agrees to serve without additional compensation, if elected or appointed thereto, as an officer or director of any of the Company’s subsidiaries or affiliates or as any other officer of the Company.

7. Termination.

(a) Death. Employee’s employment hereunder shall terminate upon Employee’s death.

(b) Disability. In the event of Employee’s Disability (as defined below) during the term of Employee’s employment hereunder, the Company shall have the right, upon written notice to Employee, to terminate Employee’s employment hereunder, effective upon the giving of such notice. For the purposes hereof, “Disability” shall be defined as any physical or mental disability or incapacity which renders Employee incapable of fully performing the services required of Employee in accordance with Employee’s obligations hereunder for a period of 120 consecutive days or for shorter periods aggregating 120 days during any period of twelve (12) consecutive months.

(c) Cause. The Company may terminate Employee’s employment hereunder for “Cause”. For the purposes hereof, termination for “Cause” shall mean termination after:

(i) Employee’s commission of a material act of fraud against the Company or its affiliates;

(ii) Employee’s conviction of (or pleading by Employee of nolo contendere to) any crime which constitutes a felony that the Board of Directors of the Company determines in good faith is or may become materially harmful to the Company, any of its subsidiaries and/or affiliates (the foregoing entities being referred to herein collectively as the “Avatar Entities” and each as an “Avatar Entity”), either financially or with respect to such Avatar Entity’s business reputation; or

(iii) the willful, repeated and demonstrable failure by Employee substantially to perform Employee’s duties over a period of not less than 30 days, other than any such failure resulting from Employee’s incapacity due to physical or mental illness, or material breach of any of Employee’s obligations under this Agreement, and Employee’s failure to cure such failure or breach within 30 days after receipt of written notice from the Chairman of the Board of Directors of the Company.

(d) Termination by Employee for Good Reason. Employee may terminate Employee’s employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (A) the failure of the Board of Directors to continue to recommend or elect, or the stockholders of the Company to continue to elect, Employee as a director of the Company throughout the term of Employee’s employment hereunder, or the failure of the Board of Directors to elect Employee or continue to elect Employee to the Executive Committee of the Board, provided that if Employee is not so continued, the Company shall be entitled to cure such failure within thirty (30) days after Employee ceases to serve as a director or a member of the Executive Committee, as the case may be, (B) any assignment to Employee of any material duties other than those contemplated by, or any limitation of Employee’s powers or in any respect not contemplated by, paragraph 2 hereof, provided that Employee first deliver written notice thereof to the Chairman of the Board of Directors of the Company and the Company shall have failed to cure such non-permitted assignment or limitation within thirty (30) days after receipt of such written notice, (C) a material reduction in Employee’s rate of compensation, or a material reduction in Employee’s fringe benefits (other than a material reduction in fringe benefits generally applicable to senior executives of the Company) or any other material failure by the Company to perform any of its material obligations hereunder, provided that Employee first deliver written notice thereof to the Chairman of the Board of the Company and the Company shall not have cured such reduction or failure within thirty (30) days after receipt of such written notice, or (D) the Company relocates its principal place of business to a place whose distance is further than a (i) 75-mile radius from Coral Gables, Florida or (ii) 75-mile radius from New York, New York.

(e) Termination by Employee Following a Change in Control. Employee may terminate Employee’s employment hereunder at any time during the period beginning on the date of the consummation of a Change in Control (the “Change in Control Date”) and ending on the first Anniversary of the Change in Control Date. For purposes of this Agreement, a “Change of Control” shall mean any of the following events:

(1) a person or entity or group of persons or entities, acting in concert, become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities of the Company representing ninety percent (90%) or more of the combined voting power of the issued and outstanding Common Stock; or

(2) the Board approves any merger, consolidation or like business combination or reorganization of Avatar, the consummation of which would result in the occurrence of the event described in clause (1) above, and such transaction shall have been consummated.

(f) Any termination by the Company pursuant to paragraphs (b) or (c) above or by Employee pursuant to paragraph (d) or (e) above shall be communicated by written Notice of Termination to the other party hereto. For the purposes hereof, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

(g) “Date of Termination” shall mean (i) if Employee’s employment is terminated by Employee’s death, the date of Employee’s death, (ii) if Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is given, or (iii) absent a termination pursuant to clause (i) or (ii) above, June 30, 2011.

(h) With respect to any date referred to in this Agreement, the term “Anniversary” shall mean the annual recurrence of such date.

8. Compensation Upon Termination or During Disability; Excise Taxes Upon Change in Control.

(a) Death. If Employee’s employment shall be terminated by reason of Employee’s death, the Company shall pay, to such person as Employee shall designate in a notice filed with the Company, or, if no such person shall be designated, to Employee’s estate as a death benefit within thirty (30) days of the Date of Termination, a lump sum payment equal to any accrued but unpaid Base Salary and a prorated Annual Bonus at the time of Employee’s death. This amount shall be exclusive of and in addition to any payments that Employee’s widow, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan maintained by the Company. Employee’s designated beneficiary or the executor of Employee’s estate, as the case may be, shall accept the payment provided for in this paragraph 8 in full discharge and release of the Company of and from any further obligations under this Agreement, subject to payments, if any, provided for in paragraph 8(f) below.

(b) Disability. During any period that Employee fails to perform Employee’s duties hereunder as a result of incapacity due to physical or mental illness, Employee shall continue to receive Employee’s full Base Salary payable in accordance with normal payroll practices and a prorated Annual Bonus payable in accordance with paragraph 3(b), until, if applicable, Employee’s employment is terminated pursuant to paragraph 7(b) hereof. If Employee’s employment is terminated by the Company pursuant to paragraph 7(b), the Company shall be discharged and released of and from any further obligations under this Agreement, subject to payments, if any, provided for in paragraph 8(f) below. During any such period and thereafter Employee shall continue to bear the obligations provided for in paragraph 9 below in accordance with the terms of such paragraph 9.

(c) Termination for Cause or Resignation Without Good Reason. If Employee’s employment shall be terminated for Cause or Employee shall terminate Employee’s employment other than for Good Reason, the Company shall pay Employee Employee’s (i) in a lump sum payment within thirty (30) days following the Date of Termination, all Base Salary which has been earned but has not been paid as of the Date of Termination and (ii) a prorated Annual Bonus through the Date of Termination payable in a lump sum payment in accordance with paragraph 3(b). The Company shall be discharged and released of and from any further obligations under this Agreement. Thereafter, Employee shall continue to have the obligations provided for in paragraph 9 below. Nothing contained herein shall be deemed to be a waiver by the Company of any rights that it may have against Employee in respect of Employee’s actions which gave rise to the termination of Employee’s employment for Cause.

(d) Termination Without Cause or Resignation For Good Reason. If the Company shall terminate Employee’s employment other than pursuant to paragraph 7(b) or 7(c) hereof or if Employee shall terminate Employee’s employment for Good Reason, then:

(i) The Company shall continue to pay Employee his full Base Salary in accordance with normal payroll practices and without interest through the earlier of (x) June 30, 2011 and (y) the second Anniversary of the Date of Termination at the rate in effect at the time Notice of Termination is given in accordance with paragraph 7(f) hereof;

(ii) The Company shall continue to pay Employee his Annual Bonus payable in a lump sum payment in accordance with paragraph 3(b) and without interest through the earlier of (x) June 30, 2011 and (y) the second Anniversary of the Date of Termination;

(iii) The Company shall pay Employee the severance payments described in paragraph 8(f) below; and

(iv) The Company shall maintain in full force and effect, for Employee’s continued benefit, all employee benefit plans and programs to the extent applicable to other senior executives of the Company (provided that Employee’s continued participation is permissible under the general terms and provisions of such plans and programs) through the earlier of (x) June 30, 2011 and (y) the second Anniversary of the Date of Termination. In the event that Employee’s participation in any such plan or program is not permitted, Employee shall be entitled to receive an amount equal to the annual contributions, payments, credits or allocations made by the Company to Employee’s account or on Employee’s behalf under such plans and programs.

(e) Termination by Employee Following a Change in Control. If Employee shall terminate Employee’s employment hereunder pursuant to paragraph 7(e) hereof, then Employee shall continue to receive Employee’s Base Salary in accordance with normal payroll practices and Annual Bonus in accordance with paragraph 3(b) through the earlier of (i) the first Anniversary of the Date of Termination or (ii) June 30, 2011.

(f) Severance Payments. If Employee’s employment terminates on June 30, 2011 pursuant to paragraph 1 of this Agreement, Employee terminates his employment for Good Reason or Employee is terminated by the Company without Cause, the Company shall pay or provide to Employee beginning in the calendar year following the Date of Termination an annual payment of $250,000 for four (4) years, payable within thirty (30) days following the beginning of each such calendar year. If Employee’s employment with the Company is terminated by Employee’s death or Disability prior to June 30, 2011 or Employee terminates his employment pursuant to paragraph 7(e) hereof, Employee (or the executor or administrator of the deceased Employee’s estate or the person or persons to whom the deceased Employee’s rights shall pass by will or the laws of descent or distribution, as applicable) shall be entitled to receive, beginning in the calendar year following the Date of Termination, an annual payment for four (4) years, payable within thirty (30) days following the beginning of each such calendar year, equal to the product of (x) a fraction (which in no event shall exceed one (1)) the numerator of which is the number of completed whole months elapsed from November 30, 2000 to the date of death, Disability or termination of employment, as the case may be (whichever is earliest), and the denominator of which is ninety-seven (97) and (y) $250,000.

(g) If the Company shall terminate Employee’s employment hereunder other than pursuant to paragraphs 7(b) or 7(c) hereof, or if Employee shall terminate Employee’s employment pursuant to paragraph 7(d) hereof, Employee agrees, during the entire period of time that Employee is entitled to receive any benefits pursuant to paragraph 8(d) above, to make known Employee’s availability for employment involving services of a nature substantially similar and of a comparable stature to those performed by Employee on behalf of the Company in a manner customary for executives holding positions substantially similar and of a comparable stature to Employee’s position with the Company. Employee agrees to keep the Chairman of the Board of the Company (or his designee) apprised of Employee’s employment status during such period and, if requested, Employee will provide appropriate supporting documentation with respect to the salary, bonuses or other compensation earned by and benefits made available to Employee in respect of such employment. In the event Employee secures employment as described in this paragraph 8(g), the Company shall be entitled to (i) deduct from the amounts payable to Employee pursuant to paragraphs 8(d)(i) and 8(d)(ii) above (excluding any accrued but unpaid Annual Bonus through the Date of Termination) any salary, bonuses or other compensation paid to Employee in connection with such employment and (ii) terminate Employee’s participation in (and shall not be required to pay Employee any sums in respect of) any employee benefit plans and programs described in paragraph 8(d)(iii) that are substantially similar to any employee benefit plans and programs in which Employee participates in connection with such new or existing employment. Employee agrees promptly to repay to the Company any amounts paid to Employee by the Company pursuant to paragraphs 8(d)(i) and 8(d)(ii) which the Company was entitled to deduct from such amounts pursuant to this paragraph 8(g).

(h) If Employee becomes entitled to any payment, benefit or distribution (or combination thereof) by the Company or any other Avatar Entity, whether paid or payable pursuant to this Agreement or any other plan, arrangement, or agreement with the Company or any other Avatar Entity (the “Payments”), which are or become subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), the Payments shall be reduced by an amount not to exceed $250,000 until no portion of such Payments would be subject to Excise Tax. The reduction of the Payments, if applicable, shall be made by reducing the cash portion of the Payments under the following paragraphs in the following order: (A) paragraph 8(e), and (B) paragraph 8(f). Notwithstanding the foregoing, if the reduction in the Payments required so that no portion of the Payments are subject to the Excise Tax would be greater than $250,000, then Employee in his sole discretion may elect whether or not to reduce the Payments to avoid the Excise Tax. In such case, if Employee elects not to reduce the Payments then Employee shall be responsible for the payment of the Excise Tax.

9. Non-Competition and Protection of Confidential Information.

(a) Restrictive Covenants. Employee agrees, as a condition to the performance by the Company of its obligations hereunder, particularly its obligations under paragraph 3 hereof, that during the term of Employee’s employment hereunder and through the first Anniversary of the Date of Termination, Employee shall not, without the prior written approval of the Board of Directors of the Company, directly or indirectly through any other person, firm or corporation:

(i) Engage, participate, own or make any financial investments in, or become employed by or render (whether or not for compensation) any consulting, advisory or other services to or for the benefit of, any person, firm or corporation, that directly or indirectly, engages primarily in, the development of adult retirement communities and/or active adult communities; provided, however, that it shall not be a violation of this Agreement for Employee (i) to have beneficial ownership of less than 1% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or quoted on an inter-dealer quotation system or (ii) to have beneficial ownership of less than 20% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities or otherwise having influence or control of such enterprise) if such securities are not registered under Section 12 of the Exchange Act or quoted on an inter-dealer quotation system;

(ii) Solicit, raid, entice or induce any person, firm or corporation that presently is or at any time during the term of Employee’s employment hereunder a customer of any of the Avatar Entities to become a customer of any other person, firm or corporation, and Employee shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

(iii) Solicit, raid, entice or induce any person that presently is or at any time during the term of Employee’s employment hereunder an employee of any of the Avatar Entities to become employed by any person, firm or corporation, and Employee shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person.

(b) Confidential Information. Recognizing that the knowledge, information and relationship with customers, suppliers, and agents, and the knowledge of the Avatar Entities’ business methods, systems, plans and policies which Employee shall hereafter establish, receive or obtain as an employee of the Company or any other Avatar Entity, are valuable and unique assets of the respective businesses of the Avatar Entities, Employee agrees that, during and after the term of Employee’s employment hereunder, Employee shall not (other than pursuant to Employee’s duties hereunder) disclose, without the prior written approval of the Board of Directors of the Company, any such knowledge or information pertaining to any of the Avatar Entities, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this paragraph 9 shall not apply to information (i) that is or shall become generally known to the public or the trade (except by reason of Employee’s breach of Employee’s obligations hereunder), (ii) that is or shall become available in trade or other publications, (iii) that is known to Employee prior to entering the employ of the Company, and (iv) that Employee is required to disclose by order of a court of competent jurisdiction (provided that prior to Employee’s disclosure of any such information Employee shall provide the Company with reasonable notice and a reasonable opportunity to seek a protective order to prevent such disclosure).

(c) Geographic Scope. The provisions of this paragraph 9 (other than paragraphs 9(a)(ii) and (iii) and 9(b), which shall be in full force and effect without regard to the geographic limitations set forth in this paragraph 9(d)) shall be in full force and effect within a 100-mile radius of a site for which any Avatar Entity is preparing to develop, has commenced development of, or has a binding commitment or option to purchase, real estate. Employee and the Company expressly agree that the prohibitions set forth in paragraph 9(a)(i) shall be in full force and effect with respect to any services or business activity which competes in the above mentioned geographic area with the business operations or activities of any of the Avatar Entities, regardless of the geographic location of Employee in rendering such services or engaging in such business activity.

(d) Survival. The provisions of this paragraph 9 shall survive the termination of Employee’s employment hereunder, irrespective of the reason therefor.

(e) Remedies. Employee acknowledges that his services are of a special, unique and extraordinary character and, his position with the Avatar Entities places him in a substantial relationship and a position of confidence and trust with specific prospective or existing customers, suppliers and employees of the Avatar Entities, and that in connection with his services to the Company, Employee will have access to confidential business or professional information vital to the Avatar Entities’ businesses. Employee further acknowledges that in view of the nature of the business in which the Avatar Entities are engaged, the foregoing restrictive covenants in this paragraph 9 hereof are reasonable and necessary in order to protect the legitimate business interests of the Avatar Entities and that violation thereof would result in irreparable injury to the Avatar Entities. Accordingly, Employee consents and agrees that if Employee violates or threatens to violate any of the provisions of this paragraph 9 hereof the Avatar Entities would sustain irreparable harm and, therefore, the Avatar Entities shall be entitled to obtain from any court of competent jurisdiction, temporary, preliminary and/or permanent injunctive relief as well as damages, attorneys fees and costs, and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which the Avatar Entities may be entitled.

10. Section 409A of the Code.

(a) If any payment, compensation or other benefit provided to Employee in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Employee is a specified employee as defined in Section 409A(a)(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or earlier death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Employee during the period between the date of termination and the New Payment Date shall be paid to Employee in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Employee that would not be required to be delayed if the premiums therefor were paid by Employee, Employee shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay Employee an amount equal to the amount of such premiums paid by Employee during such six-month period promptly after its conclusion. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(b) All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Employee incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(c) The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Employee agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to Employee the after-tax economic equivalent of what otherwise has been provided to Employee pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

(d) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

11. Deductions and Withholdings. The Company shall be entitled to withhold any amounts payable under this Agreement on account of payroll taxes and similar matters as are required by applicable law, rule or regulation of appropriate governmental authorities.

12. Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled to hereunder if Employee terminated Employee’s employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall include any successor to the Company’s business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Except as set forth above, the Company may not assign this Agreement or any of its rights or obligations hereunder, without Employee’s prior written consent.

(b) This Agreement and all Employee’s rights hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to Employee’s estate. Employee’s obligations hereunder may not be delegated and except as otherwise provided herein relating to the designation of a devisee, legatee or other designee, Employee may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of Employee’s rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect.

(c) This Agreement has been duly authorized by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. Employee agrees that this Agreement constitutes Employee’s legal, valid and binding obligation and is enforceable against Employee in accordance with its terms.

13. Notice. For the purposes of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:

Mr. Gerald D. Kelfer

7426 S.W. 49th Place

Miami, Florida 33143

If to the Company:

Avatar Holdings Inc.

201 Alhambra Circle, 12th Floor

Coral Gables, Florida 33134

Attention: Chairman of the Board

Facsimile: (305) 441-7876

and with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: R. Todd Lang, Esq.

Facsimile: (212) 310-8007

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. Entire Agreement. This Agreement and the letter agreement dated as of May 20, 2005 between the Company and Employee, constitute the complete understanding between the parties with respect to Employee’s employment and supersedes any other prior oral or written agreements between Employee and any Avatar Entity (including the Original Agreement).

16. Governing Law. This Agreement shall be subject to, and governed by, the laws of the State of Florida applicable to contracts made and to be performed in the State of Florida, regardless of where Employee is in fact required to work.

17. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(signature page follows)

AVATAR HOLDINGS INC.

By: /s/ Juanita I. Kerrigan
Name: Juanita Kerrigan
Title: Vice President

/s/ Gerald D. Kelfer

Gerald D. Kelfer